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                                                                    EXHIBIT 4(n)

                                   GUARANTY
                                   --------


                         This Guaranty Agreement is executed as of this 3rd day
                    of December, 1996, by J. C. Penney Company, Inc., a Delaware corporation ("Guarantor"), in favor of J. C. Penney Funding Corporation, a Delaware corporation ("Funding"), and the Lenders (as defined below).


                                   RECITALS:
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     WHEREAS, Funding is a wholly-owned subsidiary of Guarantor;

     WHEREAS, Funding and Guarantor have entered into those certain 364-Day and Five-Year Revolving Credit Agreements (collectively, the "Agreements") each dated as of December 3, 1996, among Guarantor, Funding, Credit Suisse, as administrative agent for the Lenders, and certain other financial institutions named in the Agreements (collectively, the "Lenders") in amounts not to exceed One Billion Five Hundred Million Dollars ($1,500,000,000) for each such Agreement; and

     WHEREAS, Guarantor is willing to guarantee any borrowings of Funding under the Agreements on the terms set forth herein.

     NOW, THEREFORE, in consideration of the premises, Guarantor hereby agrees as follows:

     1. Subject to the terms and conditions of subordination set forth in this Guaranty, Guarantor hereby unconditionally guarantees in favor of the Lenders, the prompt payment when due of all interest, principal, and other amounts owing under the Agreements (collectively, the "Guaranteed Debt"). This is an unconditional guaranty of payment, and in the event of default by Funding in the payment of interest, principal, or any other
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amounts payable under the Guaranteed Debt, the Lenders may proceed directly against Guarantor to enforce this Guaranty (including by the institution of legal proceedings) without first proceeding against Funding.

     2. Guarantor acknowledges that it has received and will receive a direct or indirect benefit from the making of this Guaranty and the creation of the Guaranteed Debt.

     3. (a) The Guaranteed Debt shall be subordinated and subject in right of payment to the prior payment in full of any and all other indebtedness for borrowed money incurred, created, assumed, or otherwise guaranteed by Guarantor (collectively referred to as the Guarantor's "Senior Debt").

         (b) In the event of (i) any dissolution or winding-up or total or partial liquidation or reorganization of Guarantor, whether voluntary or involuntary, or any bankruptcy, insolvency, receivership, or similar proceeding relative to Guarantor, or (ii) any default in the payment of principal (including any acceleration or required prepayments or amortization) of or interest on any Senior Debt of Guarantor, then, subject to the provisions of subsection (d) below, the Lenders shall not be entitled to receive any payment under this Guaranty on account of the Guaranteed Debt unless and until all Senior Debt shall have been paid in full or otherwise discharged.

         (c) For purposes of determining the priority of payments between the Senior Debt and the Guaranteed Debt, in the event that the Guaranteed Debt, or any part thereof, is declared due and payable prior to its stated maturity, all principal of and interest and any other amounts due on all Senior Debt outstanding at the time of such declaration as to the Guaranteed Debt shall first have been paid in full, before any

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payment is made by Guarantor upon the Guaranteed Debt.

         (d) In no event shall any Lender be required by this subordination to refund any amounts paid to it pursuant to this Guaranty on account of the Guaranteed Debt prior to the events specified in subsections (b) and (c) above, and prior to such events the Lenders shall be entitled to be paid hereunder as agreed and to collect any sums due such Lenders hereunder by any lawful means.

         (e) The provisions of this Section are for the purpose of defining the relative rights of the holders of any Senior Debt, on the one hand, and the Lenders, on the other hand, against Guarantor, and nothing herein shall impair, as between the Guarantor and the Lenders, the obligation of Guarantor, which is unconditional and absolute, to guarantee the prompt payment when due of the Guaranteed Debt in accordance with the terms and provisions thereof; nor shall anything herein prevent the Lenders from exercising all remedies otherwise permitted by applicable law upon default hereunder, subject to the rights, if any, under this Section of any Senior Debt holder.

     4. The substantive laws of the State of New York shall govern the validity, construction, enforcement, and interpretation of this Guaranty.

     IN WITNESS WHEREOF, Guarantor has executed and delivered this Guaranty as of the date first written above.

                               J. C. PENNEY COMPANY, INC.,
                               a Delaware corporation, as Guarantor,

                               By:  /s/ Robert B. Cavanaugh
                                  ---------------------------------------
                                       Name: Robert B. Cavanaugh
                                       Title:  Vice President & Treasurer

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